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                                             February 28, 2000


Mr. Coleman Sisson
[CONFIDENTIAL DATA]


                   HOUSING SUPPLEMENT AND LOAN ARRANGEMENT

Dear Coleman:

          This letter confirms our agreement to make certain financial accommodations available to you in connection with your purchase of a new home in Northern California (the "New Residence"), which will modify the terms of your employment letter dated November 5, 1999 (the "Employment Agreement"). We have agreed as follows:

   (1) We agree to accelerate the payment of a prorata portion (calculated through May 31, 2000) of your guaranteed $125,000 target annual bonus, provided that you agree to repay to Liberate such accelerated payments if you voluntarily terminate your employment prior to the first anniversary of your hire date or you are terminated for "Cause" (as defined in the Employment Agreement) before such date.

  (2) Liberate will pay you a supplemental monthly housing expense allowance equal to the difference between your monthly mortgage payment (currently estimated to be roughly $9,000 per month) for your new residence less the amount of your current monthly mortgage payment on your residence in Washington (the "Monthly Supplement"), plus a "grossed up" amount to cover taxes on the Monthly
          Supplement based on the maximum applicable federal and state income tax rates (the "Grossed-up Amount"). Liberate will be responsible for paying all FICA, SDI, FUTA, SUTA and other applicable withholding amounts in connection with the foregoing payments. Liberate will make these payments to you commencing for the month in which you begin mortgage payments on the New Residence, and such payments will continue until you notify Liberate that you no longer need the Monthly Supplement, but in no event beyond

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          January 2001.  The Grossed-up Amount will be treated as an interest-free advance to you, which will be repayable by you to Liberate on or before April 16, 2001.

  (3) If you terminate your employment with us, all advanced amounts set forth above will become immediately due and payable by you to Liberate, and Liberate will have the option to terminate the payment of the Monthly Supplement (together with the Grossed-up Amount) to you.

     In all other respects, the terms of the Employment Agreement are unchanged and remain in full force and effect.

     You are a very critical and important member of Liberate's executive team, and we are pleased to be able to offer the foregoing financial arrangement to you. Please confirm your understanding of the foregoing arrangement to Liberate by signing below.


                                       Sincerely,



                                       Mitchell E. Kertzman,
                                       President and Chief Executive Officer


Acknowledged and agreed:


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Coleman Sisson